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Exhibit 99(a)(1)(C)

FS ENERGY AND POWER FUND

THIS IS NOTIFICATION OF THE QUARTERLY REPURCHASE OFFER.
IF YOU ARE NOT INTERESTED IN SELLING YOUR SHARES AT THIS TIME,
KINDLY DISREGARD THIS NOTICE.

May 22, 2017

Dear Shareholder:

        No action is required of you at this time. We have sent this letter to you only to announce the quarterly repurchase offer (the "Offer") by FS Energy and Power Fund (the "Company"). The purpose of this Offer is to provide liquidity to holders of the Company's common shares of beneficial interest ("Shares"), for which there is otherwise no public market, by offering to repurchase some or all of their Shares at a price equal to the price at which Shares are issued pursuant to the Company's distribution reinvestment plan on June 30, 2017 (the "Purchase Price"). The Purchase Price (and the price at which Shares will be issued pursuant to the Company's distribution reinvestment plan) will be determined by the Company's board of trustees (the "Board") or a committee thereof, in its sole discretion, and will be (i) not less than the net asset value per Share (the "NAV Per Share") of the Company's Shares (as determined in good faith by the Board or a committee thereof, in its sole discretion) immediately prior to June 30, 2017 and (ii) not more than 2.5% greater than the NAV Per Share as of such date. The most recent price at which Shares were issued pursuant to the Company's distribution reinvestment plan on April 28, 2017 was $7.70 per Share. The Purchase Price for Shares in this Offer may be higher or lower than this amount. The Offer period will begin on or before May 30, 2017 and end at 3:00 P.M., Central Time, on June 28, 2017. Subject to the limitations contained in the Offer to Purchase, which is attached to this letter, all properly completed and duly executed letters of transmittal returned to the Company will be processed on or about July 3, 2017.

        IF YOU HAVE NO DESIRE TO SELL ANY OF YOUR SHARES PURSUANT TO THE OFFER, PLEASE DISREGARD THIS NOTICE. The Company will contact you again next quarter and each quarter thereafter to notify you if the Company intends to offer to repurchase a portion of its issued and outstanding Shares. If you would like to tender a portion or all of your Shares for repurchase at the Purchase Price, please complete the Letter of Transmittal included with this letter and return it to the Company at the address below. Please see the attached Offer to Purchase for conditions to the Offer, including, but not limited to, the fact that the Company is only offering to repurchase up to the lesser of (i) 10,224,187 Shares (which number represents 2.5% of the weighted average number of Shares outstanding for the calendar year ended December 31, 2016), and (ii) the greater of (x) the number of Shares that the Company can repurchase with the aggregate proceeds it has received from the sale of Shares under its distribution reinvestment plan during the twelve-month period ending on the expiration of the Offer (less the amount of any such proceeds used to repurchase Shares on each previous repurchase date for tender offers conducted during such period) and (y) the number of Shares that the Company can repurchase with the proceeds it receives from the sale of Shares under its distribution reinvestment plan during three-month period ending on the expiration of the Offer.

        All requests to tender Shares must be received in good order by the Company, at the address below, by 3:00 P.M., Central Time, on June 28, 2017.

For delivery by regular mail:	For delivery by registered, certified or express mail, by overnight courier or by personal delivery:
FS Energy and Power Fund c/o DST Systems, Inc. P.O. Box 219095 Kansas City, MO 64121-9095	FS Energy and Power Fund c/o DST Systems, Inc. 430 W. 7th Street Kansas City, MO 64105

        If you have any questions, please call your financial advisor or call the Company at (877) 628-8575.

            Sincerely,

            Michael C. Forman

            President and Chief Executive Officer
            FS Energy and Power Fund

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THIS IS NOTIFICATION OF THE QUARTERLY REPURCHASE OFFER. IF YOU ARE NOT INTERESTED IN SELLING YOUR SHARES AT THIS TIME, KINDLY DISREGARD THIS NOTICE.